Calculation of Filing Fee Tables
S-8
AMREP CORP.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $.10 per share	Other	500,000	$ 22.25	$ 11,125,000.00	0.000087	$ 967.88
Total Offering Amounts:						$ 11,125,000.00		$ 967.88
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 967.88
Offering Note
[1]	1a. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments. 1b. The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of AMREP Corporation's common stock, par value $0.10 per share ("Common Stock"), covered by this Registration Statement have been estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices of shares of Common Stock as reported on the New York Stock Exchange on September 25, 2026 (a date within five business days prior to the date of filing the Registration Statement), which was equal to $22.25 per share of Common Stock.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources